Exhibit 99.1

Ciphergen Biosystems, Inc. 6611 Dumbarton Circle Fremont, California 94555 Toll-free: +1 888 864 3770
Tel: +1 510 505 2100
Fax: + 1 510 505 2101
www.ciphergen.com

For Immediate Release:

Ciphergen Biosystems, Inc.

Sue Carruthers

Investor Relations

(510) 505 2233

Ciphergen Announces Audit Committee Review; Delay in Filing Form 10-Q for Third Quarter of 2005

Fremont, CA, November 7, 2005 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) announced today that the Company’s Audit Committee is conducting an investigation, with the assistance of external accounting advisors, primarily with regard to revenue recognition of certain sales transactions currently believed to involve approximately $500,000 of revenue recorded in the second quarter of 2005.  As a result of this ongoing investigation, the Company is delaying its announcement of its results of operations for the third quarter of fiscal 2005 and expects that it will be unable to timely file its Quarterly Report on Form 10-Q for the third quarter of fiscal 2005.  As a result, the Company expects to file a late filing notice on Form 12b-25 with the Securities and Exchange Commission.

The Company will schedule its third quarter earnings conference call and webcast once the Audit Committee has concluded its review of these matters.

About Ciphergen

Ciphergen is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center® laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.  Ciphergen develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research and process proteomics applications.  ProteinChip Systems enable protein discovery, validation, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level. Additional information about Ciphergen can be found at www.ciphergen.com.

Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.